CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

SMOOTH BOURBON, LLC

A NEVADA LIMITED LIABILITY COMPANY EFFECTIVE AS OF APRIL 1, 2022

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

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This Second Amended and Restated Operating Agreement is made and entered into as of the 1st day of April, 2022 (the “Effective Date”), by and among the Company and each of the Members whose signatures appear on the signature page hereof (the “Members”). Reference is hereby made to the original operating agreement of the Company effective as of May 30, 2017, as amended and restated in the First Amended and Restated Operating Agreement of the Company effective as of April 20, 2018, as further amended March 10, 2022 (the “Prior Operating Agreement”). In consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto desire to continue the Company as a limited liability company in accordance with the Act, to admit the CNTY Member as a Member and to amend and restate the Prior Operating Agreement of the Company in its entirety as set forth in this Agreement, as follows:

ARTICLE 1. DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein which are not otherwise defined in the text of this Agreement shall have the respective meanings assigned thereto in Addendum I, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

ARTICLE 2.

FORMATION OF COMPANY

2.1 Formation. The Company was organized as a Nevada limited-liability company pursuant to the provisions of the Act. The Articles of Organization were filed with the Secretary of State on May 30, 2017, in accordance with and pursuant to the Act and were effective upon the filing date thereof.

2.2	Name. The name of the Company is SMOOTH BOURBON, LLC.

2.3 Principal Office. The principal office of the Company shall be determined by the Manager. The Company may locate its places of business and registered agent address at any other place or places as the Manager may from time to time deem advisable.

2.4 Registered Agent. The current registered agent is the Manager, and the current location of the registered agent is 222 Via Marnell Way, Las Vegas, Nevada 89119. The registered agent may be changed from time to time by the Manager by making an appropriate filing regarding such change in the address of the new registered agent and the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term. The Company shall continue in existence until it dissolves in accordance with the provisions of this Agreement or the Act.
2.6	No State-Law Partnership; Tax Status.
(a) The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this agreement, for any purposes other than as set forth in Section 2.6(b), and neither this Agreement nor any document entered into by the Company or any Member shall be construed to suggest otherwise.

(b) The Members acknowledge and agree that for federal (and, if applicable, state and local) income tax purposes (i) immediately prior to the transactions contemplated by that certain Membership Interest Purchase Agreement (“MIPA”) dated as of February 22, 2022, the Company was wholly-owned by the Marnell Member and was treated as an entity disregarded as separate from its owner, and (ii) the purchase and sale of the Membership Interests in the Company pursuant to the MIPA shall be treated as a transaction described in Revenue Ruling 99-5, Situation 1, with the following consequences: (A) the Company was converted from a disregarded entity to a partnership when the CNTY Member purchased the Membership Interests in the Company from the Marnell Member, (B) the CNTY Member’s purchase of 50% of the Membership Interests in the Company was treated as the purchase of an undivided 50% interest in each of the Company’s assets, and (C) immediately after such purchase and sale, the Marnell Member and the CNTY Member were treated as contributing their respective interests in the assets of the Company to a partnership in exchange for ownership interests in the partnership.

(c) Following the First Closing (as such term is defined in the MIPA), the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and the Company and each Member shall file all tax and information returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3.

BUSINESS OF COMPANY

The Company is principally organized for such lawful purposes as the Members may from time to time authorize as permitted under the Act, as may be set forth in any filed Articles of Organization. The Company will have all the powers granted to a limited-liability company under the laws of the State of Nevada, as set forth herein or any filed Articles of Organization.

ARTICLE 4.

MEMBERS AND UNITS

4.1 Members. The names and addresses of the Members are as set forth on the attached Exhibit A which shall be amended and restated by the Manager at any time if the Manager receives updated information about the identity or addresses of the Members as permitted elsewhere in this Agreement. A Member has one vote for each Membership Unit owned. The Units shall be voting units. Each holder of Units shall be entitled to the preferences, distributions and allocations as detailed in Sections 9.1, 9.4 and 12.3 below. The CNTY Member is being admitted to the Company as a Member in connection with its execution and delivery of this Agreement.

4.2 Certificates Evidencing Membership Interests. Membership certificates evidencing the Membership Interests of the Members in the Company may be issued, and if issued, shall be in such form as shall be approved by the Manager. Membership certificates shall be signed by the Manager and shall bear conspicuous legends evidencing the restrictions on transfer and the purchase rights of the Company and Members set forth in Article 10 of this Agreement, and any provisions required by Article 8 of the Uniform Commercial Code (under which the Membership Interests shall be deemed “securities”). All membership certificates shall be consecutively numbered or otherwise identified. In case of a lost, destroyed or mutilated membership certificate, a new one may be issued upon such terms, and subject to such indemnity to the Company, as the Manager may prescribe.

ARTICLE 5.

RIGHTS AND DUTIES OF MANAGER; INDEMNIFICATION; OFFICERS

5.1 Management. The business and affairs of the Company shall be managed by the Manager. Except for situations in which the Approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business. Unless authorized to do so by this Agreement or by the Manager, no Member (in its capacity as such), attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.2 Number, Tenure and Qualifications. The number of Managers shall be fixed from time to time by the Approval of the Members holding at least a Majority Interest, but in no instance shall there be fewer than one (1) Manager. The Members hereby set the number of Managers at one (1). The Manager shall hold office until such Manager resigns pursuant to Section 5.8 or is removed pursuant to Section 5.9. The name of the initial Manager is:

MARNELL GAMING, LLC

5.3 Certain Powers of the Manager. Without limiting the generality of Section 5.1 but subject to the other provisions of this Agreement, including the limitations of Section 5.4 and Section 5.14, the Manager shall have power and authority, on behalf of the Company, to:

(a) Borrow money for the Company from banks, other lending institutions, the Manager, Members, or Affiliates of the Manager or Members on such terms as the Manager in good faith deems appropriate and, in connection therewith, to Hypothecate Company Property to secure repayment of the borrowed sums;

(b) Purchase liability and other insurance to protect the Company’s property and business;
(c) Execute and deliver all instruments and documents, including checks,

drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of Company property; assignments; bills of sale; leases; partnership agreements; operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Manager, to the conduct of the business of the Company, including modifications and amendments thereto;

(d) Employ accountants, legal counsel, managing agents, other experts, employees and independent contractors to perform services for the Company and to compensate them from Company funds;

(e) Execute and file such other instruments, documents, and certificates which may from time to time be required by the laws of Nevada or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid existence of the Company; and

(f) Open bank accounts in the name of the Company and to be the sole signatory thereof on behalf of the Company.

5.4 Limitations on Authority. Notwithstanding any other provision of this Agreement, the Manager shall not cause or commit the Company to do any of the following without the Approval of a Majority Interest of the Members; provided that in the event of a deadlock between the Members with respect to Approvals required under subsection (n) below and subject to Section 5.14, the decision of the Manager shall control:

(a) Sell or otherwise dispose of any material Company Property;
(b) Cause the Company to be a party to a Reorganization;
(c) Cause the Company to file for Bankruptcy;
(d) Liquidate or dissolve the Company, as further provided in Section 12.1;

(e) Borrow money for the Company from any Person or Hypothecate Company Property; provided that the incurrence of debt provided for in the Annual Budget shall not require Approval, nor shall the incurrence of debt pursuant to Section 8.2 resulting from the failure by any Member to make an additional Capital Contribution pursuant to that section;

(f) Take any action which would result in a change in the amount of Capital Contributions required from any Member; provided that any such action shall also require the approval of any Member whose Capital Contributions would be changed;

(g) Take any action which would result in an increase in the personal liability imposed upon any Member; provided that any such action shall also require the approval of any Member whose personal liability would be increased;

(h) Amend, alter or repeal any provision of, or add any provision to, the Company’s Articles of Organization or Operating Agreement, or any other equivalent charter documents;
(i) Authorize, issue, sell or grant any Units or other securities;
(j) Change the rights, preferences or privileges of any Units of the Company;
(k) Engage in any business other than the business conducted by the Company on the date hereof;

(l) Make any material change in any existing tax method policies, procedures or elections or otherwise change the Company’s fiscal year or make any material tax elections;

(m) Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, including any transaction requiring payment of any management fees or other amounts (other than reasonable salaries and compensation) to any Affiliate of the Company, provided that the foregoing shall not apply to (i) that certain Lease of even date herewith between the Company and Nugget, or (ii) the incurrence of debt pursuant to Section 8.2 resulting from the failure by any Member to make an additional Capital Contribution pursuant to that section;

(n) Subject to Section 5.14, enter into any agreements or transactions with a ROW Party on behalf of the Company in connection with the Right of Way Process, including but not limited to, any agreements or transactions with NDOT and/or FHWA with respect to compensation payable to the Company or Nugget with respect to Nugget Relocated Assets and any agreements or transactions with any other ROW Party with respect to the design, look, feel, aesthetics, scope, location, cost and construction of Nugget Replacement Assets;

(o) Cause or permit actual expenses to exceed by more than [***]percent ([***]%) in the aggregate those in the Annual Budget in any one year;
(p) Other than in connection with the Right of Way Process, enter into agreements in any Fiscal Year that exceed [***] individually or $[***] in the aggregate;
(q) Initiate or settle any litigation or arbitration proceeding involving the Company;
(r) Cause the Company to loan money to any other Person;
(s) Other than in connection with the Right of Way Process, take any other action that is outside the usual and ordinary course of business of the Company; or
(t) Take any other action for which Approval of a Majority Interest is required hereunder.
5.5	No Liability for Certain Acts.

(a) The Manager shall perform its duties in good faith, in a manner it reasonably believes to be in the best interests of the Company, including but not limited to participating in good faith in the Right of Way Process.

(b) The Manager does not, in any way, guarantee the return of any Member’s Capital Contributions from the operations of the Company or otherwise.

(c) Except as otherwise provided herein, no Manager will be liable to the Company or the Members or other interest holders for any act or omission in connection with the business or affairs of the Company so long as the Manager against whom liability is asserted acted in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of authority under this Agreement and in the best interests of the Company, unless such act or omission constitutes gross negligence, intentional or willful misconduct, fraud or a knowing violation of law.

(d) In performing his or her duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by the following Persons and groups unless the Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(i) one or more employees or other agents of the Company whom the Manager believes in good faith to be reliable and competent in the matters presented;
(ii) legal counsel, public accountants, or other Persons as to matters that the Manager believes in good faith to be within such Persons’ professional or expert competence; or

(iii) a committee, upon which the Manager does not serve, duly designated in accordance with the provisions of this Agreement, as to matters within its designated authority, which committee the Manager believes in good faith to merit confidence.

5.6 Manager and Members Have No Exclusive Duty to Company; Fiduciary Duties. Neither the Company nor any Member or Manager shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of any other Member or Manager. No Manager or Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture. The Manager and Members shall have no exclusive duty to act on behalf of the Company. Each Manager and Member may have other business interests and may engage in other activities in addition to those relating to the Company. In addition, except for matters expressly addressed herein, the duties (fiduciary or otherwise) of a Manager, officer or Member to the Company and/or the Members shall be eliminated to the maximum extent permitted under Subsection 5 of Section 86.286 of the Act (or any successor provision thereto).

5.7	Indemnification.

(a) Proceeding Other Than By the Company. The Company shall indemnify the Manager or any Member and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Member, Manager, employee or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, employee or agent of another limited-liability company or corporation, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) Proceeding by the Company. The Company shall indemnify the Manager or any Member and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Member, Manager, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the actions or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) Indemnity if Successful. To the extent that a Manager, Member, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this Section 5.7, or in defense of any claim, issue or matter therein, the Company will indemnify the Manager, Member, employee or agent against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

(d) Expenses. Any indemnification under this Section 5.7, unless ordered by a court or advanced by the Company, must be made by the Company only as authorized in the specific case upon a determination in good faith by the Manager that indemnification of the Member, Manager, employee or agent is proper in the circumstances.

5.8 Resignation. A Manager may resign at any time by giving written notice to the Members. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member.

5.9 Removal. A Manager may be removed at any time, with or without cause, by a Majority Interest of the Members. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member.

5.10 Vacancies. Any vacancy occurring for any reason of one or more Managers shall be filled by a Majority Interest of the Members.
5.11 Compensation, Reimbursement, Organization Expenses. Unless otherwise determined by a Majority Interest of the Members, the Manager shall not be entitled to compensation from the Company for services rendered to the Company in its capacity as such. Upon the submission of appropriate documentation, each Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred on behalf, or at the request, of the Company.

5.12 Officers.  The Company may have such officers as shall be determined by the Manager. All officers shall be appointed by the Manager and may be removed at any time by the Manager, with or without cause, subject to the terms of any employment agreements then in effect.

5.13 Annual Budget. Concurrently herewith the Members have Approved the initial Annual Budget of the Company for the period beginning on the Effective Date and ending on December 31, 2022. On or before November 1, 2022 and on or before November 1 of each calendar year thereafter, the Manager shall prepare and submit to the Members for their Approval an Annual Budget. The Members shall seek to Approve the Annual Budget on or before December 15th of each year. If the Members are unable to Approve an Annual Budget for any calendar year, then the prior year’s budget shall be the current year’s budget until the Members Approve a new budget. Any material modifications to the Annual Budget during the course of the year shall be subject to Approval of the Members.

5.14 Right of Way Process. With respect to the Company’s participation in the Right of Way Process with all ROW Parties:

(a) The Manager shall communicate and consult with the Members throughout the Right of Way Process with respect to all material aspects of the Right of Way Process, including material decisions that will impact the Company or Nugget, and shall copy the Members on all material correspondence (including material emails by and among the Manager, the Company and other ROW Parties). The Manager shall consider the Members’ comments in connection with the Right of Way Process in good faith.

(b) The Manager and the Members shall be entitled to attend and participate in all meetings in connection with the Right of Way Process and to provide input into the foregoing. To the extent any Member does not attend any such meeting, the Manager shall provide reasonably detailed minutes of the meeting within a reasonable period of time thereafter.

(c) Whether or not specifically in connection with the Right of Way Process, the Manager and the Members shall be entitled to attend and participate in all meetings with any ROW Party regarding design, look, feel, aesthetics, scope, location, cost and construction of the Nugget Replacement Assets and to provide input into the foregoing.

(d) Not less than quarterly during the pendency of the Right of Way Process, the Manager shall schedule a meeting with the Members for the purpose of discussing the then current status of the Right of Way Process and obtaining the Members’ input into the foregoing. Such meetings shall be held via video conference or teleconference unless the CNTY Member requests an in person meeting.

(e) The Manager shall use commercially reasonable efforts to obtain compensation payable to the Company from one or more ROW Parties (other than Nugget) for

Nugget Relocated Assets that will allow for the construction of Nugget Replacement Assets which are consistent with the design and interior standards of Nugget at such time.

ARTICLE 6.

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Liability. Except as otherwise provided by this Agreement and the provisions of the Act, no Member shall be liable for an obligation of the Company solely by reason of being a Member.

6.2 Members Have No Agency Authority. Except as expressly provided in this Agreement, the Members (in their capacity such) shall have no agency authority on behalf of the Company.

6.3 Priority and Return of Capital. Except as may be expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or Distributions; provided, however, that this Section 6.3 shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

ARTICLE 7.

ACTIONS OF MEMBERS

7.1 Member Approval. Unless otherwise required in this Agreement, Approvals of the Members may be communicated in writing by a written consent, which may be executed in separate counterparts and delivered by facsimile or electronic transmission either before or after the occurrence of the subject of such Approval, and no action need be taken at a formal meeting. As to any matter requiring the Approval of the Members where a threshold of Membership Units is not specified herein or required by the Act, a Majority Interest shall be required.

7.2 No Required Meetings. Unless otherwise required in this Agreement, the Members may, but shall not be required to, hold any annual, periodic, or other formal meetings. Meetings of the Members may be called by the Manager or by any Member or Members holding at least Twenty-Five percent (25%) of the Units entitled to vote on any matter to be voted on at such meeting.

7.3 Place of Meetings. Meetings of the Members shall be held via video conference or teleconference unless the CNTY Member requests an in person meeting. If an in person meeting, the place of meeting shall be the principal executive office of the Company.

7.4 Notice of Meetings. Except as provided in Section 7.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than fifty (50) days before the date of the meeting, either personally, by mail, by facsimile or by electronic mail by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at such meeting. Regular mail can be used if the Member has not furnished an email address or facsimile number.

7.5 Meeting of all Members. All meetings shall be held at the place and time designated in the notice of the meeting; provided, however, that if all of the Members shall meet at any time and place, and Approve the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.6 Quorum. Members holding at least a majority of the maximum number of Membership Units entitled to vote on any matter to be voted upon at such meeting, represented in Person or by proxy, shall constitute a quorum at any meeting of Members.

7.7 Manner of Acting. If a quorum is present, the affirmative vote of the Members holding a Majority Interest shall be the act of the Members, unless the vote of a greater proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Agreement.

7.8 Proxies. At all meetings of Members, a Member who is qualified to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager before or at the time of the meeting.

7.9 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 8.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1 Members’ Capital Contributions. As set forth in Section 2.6(b), immediately after the First Closing as contemplated by the MIPA, each of the Members shall be treated as having contributed to the Company an undivided 50% interest in the assets of the Company in exchange for their Membership Interests in the Company.

8.2	Additional Contributions.

(a) No Member shall be obligated to make any additional Capital Contributions or advances to the Company, except each Member shall be required to make such additional Capital Contributions as are (i) set forth in the Annual Budget, (ii) necessary to fully fund the design and construction of the Nugget Replacement Assets to the extent the compensation received by the Company in connection with the Right of Way Process for the Nugget Relocated Assets together with other available assets of the Company is insufficient to do so, or (iii) otherwise Approved by the Members.

(b) The Manager shall give written notice to each Member of the amount of any required additional Capital Contribution, and each Member shall deliver to the Company its pro rata share thereof no later than thirty (30) days following the date such notice is given. None of the terms, covenants, obligations or rights contained in this Section 8.2 is or shall be deemed to be for the benefit of any Person other than the Members and the Company, and no such third Person shall under any circumstances have any right to compel any actions or payments by the Manager or the Members.

(c) If any Member fails to make an additional Capital Contribution as set forth above in this Section 8.2, (i) the Manager shall give notice of such default to the non-defaulting Members, and within thirty (30) days following the date such notice is given, each non-defaulting Member may, but is not required to, make its pro rata share of such additional Capital Contribution or loan to the Company its pro rata share of the amount of such Additional Capital Contribution on commercially reasonable terms. If the non-defaulting Members do not fully fund such additional Capital Contribution, the Manager may seek such capital from any source from which the Company may borrow additional capital, including, without limitation, any Member, upon such terms as the Manager shall deem reasonably appropriate; provided, however, that no Member shall be obligated to make a loan to the Company. The Manager shall deduct from the defaulting Member’s future Distributions (including Distributions under Section 9.5(a)) the amount of such additional Capital Contribution that such Member failed to contribute hereunder.

8.3	Capital Accounts.

(a) A separate Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company; (ii) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Profits; and (iv) any items in the nature of income and gain which are specially allocated to the Member pursuant to Sections 9.2 and 9.3. Each Member’s Capital Account shall be decreased by (1) the amount of money Distributed to such Member by the Company; (2) the Gross Asset Value of property Distributed to such Member by the Company (net of liabilities secured by such Distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Sections 9.2 and 9.3; and (4) allocations to such Member of Losses.

(b) Without limiting the other rights and duties of a transferee of a Membership Unit pursuant to this Agreement, in the event of a permitted sale or exchange of a Membership Unit in the Company (except in connection with the sale of Membership Units to the CNTY Member at the First Closing under the MIPA), (i) the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Unit in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and (ii) the transferee shall be treated as the transferor for purposes of allocations and distributions pursuant to Article 9 and Article 12 to the extent that such allocations and distributions relate to the transferred Membership Unit.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 8.3 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations thereunder. If in the opinion of the Company’s accountants or tax counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.3 should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then, notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.3, the method in which Capital Accounts are maintained shall be so modified.

(d) Upon liquidation of the Company, liquidating Distributions shall be made in accordance with Section 12.3 below, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. No Member shall have any obligation to restore all or any portion of a deficit balance in such Member’s Capital Account.

(e) The Manager shall also: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for Capital Account purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations; provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, the Manager may not make such adjustment without the consent of such Member.

8.4	Withdrawal or Reduction of Members’ Contributions to Capital.
(a) A Member may not withdraw as a Member at any time.
(b) A Member shall not receive a Distribution of any part of its Adjusted Capital Contribution to the extent such Distribution would violate Section 9.7.

ARTICLE 9.

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 Allocations of Profits and Losses. Except as otherwise provided in Sections 9.2 and 9.3, and after adjusting for all Capital Contributions and Distributions made during such Fiscal Year, the Company shall allocate all of its Profits and Losses (and, if necessary, individual items of gross income or loss) annually (and at such other times as the Managers determines) in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account shall, to the extent possible, be equal to an amount that would be Distributed to such Member if

(a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to Distribute the proceeds of sale pursuant to Section 12.3(b)(iv) and (d) the Company were to dissolve pursuant to Article 12, minus the sum of (1) such Member’s share of Company Minimum Gain or Member Minimum Gain, and (2) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company; computed immediately prior to the hypothetical sale of assets.

9.2	Special Allocations to Capital Accounts. Notwithstanding Section 9.1 hereof:

(a) In the event that any Member unexpectedly receives any adjustments, allocations or Distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible.    It is the intent that this Section 9.2(a) be

interpreted to comply with the alternate test for economic effect set forth in Section 1.704- 1(b)(2)(ii)(d) of the Regulations.

(b) The Losses allocated pursuant to Section 9.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a Deficit Capital Account at the end of any Fiscal Year. In the event that some, but not all, of the Members would have Deficit Capital Accounts as a consequence of an allocation of Losses pursuant to Section 9.1 hereof, the limitation set forth in the preceding sentence shall be applied on a Member- by-Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 9.2(b) shall be allocated to the Members in proportion to their respective positive Capital Account balances, if any, and thereafter to the Members in accordance with their interests in the Company as determined by the approval of the Manager in its reasonable discretion. In the event that any Member would have a Deficit Capital Account at the end of any Fiscal Year, the Company shall credit the Capital Account of such Member specially with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

(c) Notwithstanding any other provision of this Section 9.1, if there is a net decrease in the Company Minimum Gain during any Fiscal Year, then the Capital Accounts of each Member shall be specially allocated items of income (including gross income) and gain for such Fiscal Year (and if necessary for subsequent Fiscal Years) equal to that Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. If in any Fiscal Year that the Company has a net decrease in the Company Minimum Gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may in its discretion (and shall, if requested to do so by a Member that provides sufficient cash to pay the costs and expenses associated with such request) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.704-2(f)(4) of the Regulations.

(d) Notwithstanding any other provision of this Section 9.2 except Section 9.2(c), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. A Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Regulations and any administrative guidance issued by the Internal Revenue Service with respect thereto. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. Any Member Minimum Gain allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Company property subject to the Member Nonrecourse Debt, and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year. This Section 9.2(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Section 1.704-2(i) of the Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i) of the Regulations.

(f) Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Regulations), such deductions shall be allocated to the Members, pro rata, in accordance with their Membership Units.

(g) Excess nonrecourse liabilities (as described in Section 1.752-3 of the Regulations) shall be allocated to the Members pro rata, in accordance with their Membership Units.

9.3 Adjustment Pursuant to Section 734(b) or 743(b). To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its Membership Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member to whom such Distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

9.4 Credit or Charge to Capital Accounts. Any credit or charge to the Capital Accounts of the Members pursuant to the Regulatory Allocations will be taken into account in computing subsequent allocations of Profits and Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Section 9.1 and the Regulatory Allocations hereof and this Section 9.4, to the extent possible, will be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article 9 if the special allocations required by the Regulatory Allocations hereof had not occurred; provided, however, that no such allocation will be made pursuant to this Section 9.4 if

(i) the Regulatory Allocation had the effect of offsetting a prior Regulatory Allocation or (ii) the Regulatory Allocation likely (in the opinion of the Company’s accountants or tax counsel) will be offset by another Regulatory Allocation in the future (e.g., Regulatory Allocation of “nonrecourse deductions” that likely will be subject to a subsequent “minimum gain chargeback”).

9.5 Distributions. Except as provided in Sections 8.3(d) (with respect to liquidating Distributions) and 9.6 (with respect to limitations on Distributions):

(a) The Company shall Distribute Distributable Cash to each Member in proportion to the federal taxable income of the Company which will be allocated to such Member (other than taxable income incurred in connection with a Reorganization or an Approved Sale or the receipt of a guaranteed payment for services by such Member) (“Tax Profits”) for the current Fiscal Year as reasonably estimated by the Manager no later than 10 days prior to the dates that taxes (including estimated taxes) are due for individuals an amount equal to the remainder, if any, of: (i) the product of the highest marginal income tax rate for such Fiscal Year under the Code multiplied by the estimated Tax Profits allocable to such Member for the applicable period, minus

(ii) the sum of all Distributions made to each such Member pursuant to this Section 9.5(a) or Section 9.5(b) with respect to such Fiscal Year. All Distributions made to the Members pursuant to this Section 9.5(a) shall be treated as an advance of, and applied to reduce, other amounts Distributable to the Members under Section 9.5(b) and under Section 8.3(d).

(b) The Company may Distribute Distributable Cash at such times and in such amounts as determined by the Manager (subject to the required distributions provided for in Section 9.5(a) above), but no less frequently than on a monthly basis unless otherwise Approved by the Members. All such Distributions shall be made to all Members, pro rata, in accordance with their Membership Units.

(c) In the event of a termination of the MIPA pursuant to Section 9.01(e) thereof, the parties acknowledge and agree that (i) the CNTY Member will not be entitled to any distribution of the insurance proceeds of the underlying Substantial Casualty Event (as defined in the MIPA), and (ii) no distribution of any such insurance proceeds of the underlying Substantial Casualty Event will be made to the Marnell Member other than (A) as may be used to partially fund the purchase price to be paid by the Marnell Member or its Affiliate pursuant to Section 9.02(b) of the MIPA, or (B) following consummation of the purchase transaction contemplated in Section 9.02(b) of the MIPA.

(d) In the event of a Casualty Event (as defined in the MIPA) that does not result in a termination of the MIPA, (i) any proceeds received by the Company attributable to such Casualty Event will be used solely to repair, replace or otherwise remedy the Casualty Event, and

(ii) no Distribution of any such insurance proceeds will be made to the Members except to the extent such proceeds exceed the amount necessary under clause (i) above.

9.6 Withholding. To the extent the Company is required by applicable law or any tax treaty to withhold or to make tax payments on behalf of or with respect to any Member, the Company shall withhold amounts from Distributions to Members and make such tax payments as so required. Except as provided in Section 9.11(c), the amount of such payments will constitute an advance by the Company to such Member and such Member shall repay such amounts to the Company by the Company reducing the amount of the current or next succeeding Distributions that would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, such Member shall pay to the Company the amount of such insufficiency upon demand by the Manager.

9.7 Limitation Upon Distributions. No Distribution shall be made if such Distribution would violate the Act or this Agreement.

9.8 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or return of its Capital Contribution, except as otherwise specifically provided for herein.

9.9 Loans to the Company. Subject to Section 5.4, nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company upon the Approval of the Manager.

9.10 Returns and Other Elections. The Manager shall cause the preparation and timely filing (taking into account any applicable extensions) of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Each Member shall report partnership items on the Member’s tax returns in a manner that is consistent with the treatment of such items on the Company’s tax returns, and pertinent information from the Company’s returns will be furnished to the Members within a reasonable amount of time after the end of the Fiscal Year in order to allow them to fulfill such obligation to consistently report. Each Member will provide, and will cause its Affiliates to provide, such information as the Company may request such that the Company may adequately and accurately complete tax returns required to be filed by the Company and respond to enforceable administrative information requests (or discovery in litigation).

9.11	Partnership Representative.

(a) The Manager shall designate the “partnership representative” as defined in Section 6223 of the Code, and if required by law, a “designated individual” as defined in the Regulations. Each Member hereby consents to such designations as the Partnership Representative and shall, upon the request of the Partnership Representative, execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. To the extent the Company is subject to audit for any year beginning before January 1, 2018, the provisions in the Prior Operating Agreement shall apply (in lieu of this Section 9.11) with respect to such audit.

(b) In the event the Company is the subject of an income tax audit by any federal, state or local authority, to the extent the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Partnership Representative is hereby authorized, empowered and directed to act for, and its decision will be final and binding upon, the Company and each Member; provided, however, that, except for audits to which Section 9.11(d) would apply, the Partnership Representative shall not compromise or settle any audit or administrative or judicial proceedings without the unanimous written consent of the Members. For audits to which Section 9.11(d) would apply, the Partnership Representative shall consult with the Members prior to compromising or settling any such audit. The Partnership Representative will provide each Member and each former Member (with respect to a fiscal year during which such former Member held a Membership Interest in the Company) with notice, and keep each such Person reasonably apprised, of each tax proceeding related to the Company and any material developments with respect to such tax proceedings. Except as expressly set forth herein, the Partnership Representative will have the right to extend the statute of limitations for assessing or computing any tax liability against the Company or compromise, settle or concede the amount of any partnership tax item. The Partnership Representative may employ accountants, tax counsel or other professionals in connection with any audit or investigation of the Company by the Internal Revenue Service or any other taxing authority and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The Company shall reimburse the Partnership Representative for or otherwise bear all costs and expenses incurred by the Partnership Representative in its capacity as such as the expenses are incurred. Each Member shall cooperate (which, in the case of a Member that is a partnership for United States federal income tax purposes, shall include obtaining the cooperation of each of its partners or members) with the Partnership Representative and do or refrain from doing (and cause any such member to do or refrain from doing) any and all things reasonably required by the Partnership Representative in connection with such audit or contest, administrative settlement, judicial review, or other resulting administrative or judicial proceedings. The Partnership Representative shall use its reasonable efforts to comply with the responsibilities outlined in the Code and Regulations and in doing so will incur no liability to any Member and shall be indemnified and held harmless by the Company for its efforts in complying with the responsibilities outlined in the Code and Regulations.

(c) The Company shall elect out of subchapter C, chapter 63, of the Code, pursuant to Code Section 6221(b), unless such election is unavailable for any taxable year. In the case of any adjustment to an item of Company income, gain, loss, deduction or credit, (i) each Person who was a Member during any Reviewed Year whether or not such Person is a Member during the Adjustment Year (each such Person, a “Reviewed Year Member”) shall report his, her or its allocable share of such adjustment on his, her or its federal income tax return pursuant to either the Amended Return Procedures or the Alternative Payment Procedures, as determined by the Partnership Representative in its sole discretion; and (ii) if the Partnership Representative determines not to, or is unable to, elect the Alternative Payment Procedures, each Reviewed Year Member shall indemnify the Company from and against any and all loss attributable to such Reviewed Year Member’s (or such Review Year Member’s transferees’) allocable share of any Imputed Underpayment required to be paid by the Company, including without limitation any interest, penalty, other additions to tax, and all other costs and expenses (including without limitation reasonable attorney’s fees) of any kind or nature that may be sustained or suffered by the Company related thereto. The Company shall be entitled to recover such loss by any lawful means, including without limitation by offsetting such loss against amounts otherwise distributable to the Reviewed Year Member or the Reviewed Year Member’s transferees.

(d) With respect to any tax year or portion thereof ending on or before the First Closing under the MIPA, the Marnell Member shall reimburse the Company and each other Member for any losses, fees, costs or expenses reasonably incurred by the Company, such Member or the Partnership Representative in connection with any audit, investigation, examination, settlement, administrative and judicial proceedings or adjustments related to such tax year.

(e) The provisions of this Section 9.11 shall survive the termination of the Company or the termination of any Member’s Interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other taxing authority any and all matters regarding the taxation of the Company or the Members.

9.12	Certain Allocations for Income Tax (But Not Book Capital Account) Purposes.

(a) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704- 1(b)(2)(iv)(d) of the Regulations, if a Member contributes property with an initial Gross Asset Value that differs from its adjusted basis at the time of contribution, the Company shall allocate income, gain, loss and deductions with respect to the property, solely for federal income tax purposes (and not for Capital Account purposes), among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its Gross Asset Value at the time of contribution pursuant to the traditional method under Section 1.704-3(b) of the Regulations (or such other method under the Regulations as may be selected by Members holding at least a Majority Interest). In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder and such method as may be selected pursuant to the preceding sentence.

(b) To the extent permitted under applicable law, the Company shall allocate all recapture of income tax deductions resulting from sale or disposition of any or all of the Company Property to the Members to which the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

9.13 Inclusion of Assignees. The term “Member” for purposes of this Article 9 shall include an Assignee.

ARTICLE 10.

TRANSFERABILITY

10.1	General.

(a) A Member shall only have the right to Transfer all or any portion of the Member’s Membership Units if such Transfer is in full compliance with the provisions herein. Notwithstanding anything to the contrary herein, a Member shall not be permitted to Transfer all or any portion of the Member’s Membership Units without the written consent of the Member(s) other than the Transferring Member and its Affiliates, which consent shall not be required if (i) a Transfer is otherwise specifically permitted under this Article 10, or (ii) such Transfer all or any portion of its Membership Units is (A) to the Company, (B) to another Member, (C) to an Affiliate of a Member, or (D) a Permitted Financing Transfer, and any such Transfer pursuant to clause (ii) of this paragraph shall be deemed a “Permitted Transfer” hereunder.

(b) Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Units imposed by this Agreement in view of the Company’s purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

10.2 Transfers; Notices. If a Member (the “Transferring Member”) proposes to Transfer any Membership Units other than in a Permitted Transfer, then the Transferring Member shall promptly give written notice (the “Transfer Notice”) of such proposed Transfer simultaneously to the Company and each other Member. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number and class of Units to be transferred (the “Transfer Units”), the nature of such Transfer, the cash consideration to be paid per Unit (or, in the event that the consideration is other than cash, the value of the consideration, which shall be determined in good faith by the Transferring Member and the Manager) (the “Purchase Price Per Unit”), and the name and address of each prospective purchaser or transferee (each, a “Proposed Transferee”). The Transferring Member shall enclose with the Transfer Notice a copy of any written offer, letter of intent or other written document signed by the Proposed Transferee(s) setting forth the proposed terms and conditions of the Transfer.

10.3	Substituted Members.

(a) If the Member(s) other than the Transferring Member and its Affiliates Approve the proposed Transfer (other than a Permitted Transfer, which will require no such approval), a transferee of a Membership Unit, or any portion thereof, shall become a Substitute Member subject to all of the terms, conditions, restrictions and obligations of this Agreement. Such Substitute Member shall execute and deliver to the Company the Statement of Acceptance, attached as Exhibit B. If so admitted, the Substitute Member has all the rights and powers and is subject to all the obligations, restrictions and liabilities of the Member originally assigning the Membership Unit. The admission of a Substitute Member shall not release the Member assigning the Membership Unit from any liability to the Company that existed prior to the approval.

(b) If the other Member(s) do not Approve the Transfer of the Transferring Member’s Membership Units to a proposed transferee as provided in Section 10.3(a), then the proposed transferee shall become an Assignee.

(c) Upon and contemporaneously with any Transfer of a Member’s Membership Units, the Transferring Member shall cease to have any residual rights associated with the Membership Units Transferred to the transferee.

10.4	Additional Conditions to Recognition of Transferee as a Substituted Member.

(a) If a Transferring Member Transfers Membership Units to a Person that is not already a Member, the Manager may require the Transferring Member and the proposed successor-in-interest to execute, acknowledge and deliver to the Manager (and the Transferring Member and the proposed successor-in-interest shall execute) such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Manager may reasonably deem necessary or desirable to accomplish any one or more of the following:

(i) Constitute such successor-in-interest as a Substituted Member and confirm such Substituted Member has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended;

(ii) Maintain the status of the Company as a partnership for federal tax purposes; and
(iii) Assure compliance with any applicable state and federal laws and regulations, including Securities Laws.

(b) The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article 10. All costs and expenses incurred by the Company in connection with any Transfer pursuant to this Article 10 and another Person becoming a Member, in respect of such interest or such part thereof, including the fees and disbursements of counsel, shall be paid by the Transferring Member, including any expenses associated with any part year allocation made pursuant to Section 11.3. Any indemnification or payment due pursuant to this Section 10.5(b) shall be paid at or before the time of the Transfer.

(c) Any Member that Transfers Membership Units in accordance with this Agreement shall notify the Company in writing within thirty (30) days of the Transfer, or, if earlier, by March 31 following the Transfer, which notice must include the names and addresses of the transferor and transferee, the taxpayer identification numbers of the transferor and transferee, if known, the date of the Transfer and such other information as may be required by any law applicable to the Company, any Member or both.

10.5	Dissociation Provision Upon Certain Triggering Events.

(a) In the event of a Triggering Event (as defined below), the Company (if approved by a majority in interest of Members other than the Dissociated Member), and, then, the other Members shall have the option to purchase all, but not less than all, of the Membership Units of the Dissociated Member (as hereinafter defined) upon the terms set forth in this Section 10.5. A “Triggering Event” means, with respect to any Member, the occurrence of any of the following events: (i) the execution, attachment, levy or other similar seizure against a Membership Unit of a Member, which is not dismissed or bonded within ninety (90) days; (ii) any involuntary transfer, assignment, or other disposition of a Membership Unit by operation of law; or (iii) the Bankruptcy of such Member, which is not dismissed within ninety (90) days. The Member with respect to which a Triggering Event occurs is sometimes referred to herein as a “Dissociated Member.”

(b) In order to exercise such purchase rights, no later than thirty (30) calendar days following its receipt of written notice of the occurrence of a Triggering Event, the Company shall deliver to the Dissociated Member a written notice of intention to exercise the option (the “Dissociation Option”) to purchase all, or part of the Dissociated Member’s Membership Units. If the Company does not exercise the Dissociation Option to purchase all of the Dissociated Member’s Membership Units, then the Company shall notify the other Members in writing, providing the other Members with a copy of the Company’s notice of intention with respect to right to purchase. Thereafter, the other Members shall have the right to purchase the Dissociated Member’s Membership Units not purchased by the Company at the same price and on the terms as available to the Company under this Agreement (the “Dissociation Event Purchasing Member”). To exercise such purchase rights, within thirty (30) calendar days after receiving notice from the Company, the Dissociation Event Purchasing Member shall deliver to all of the Member(s) (including the Dissociated Member) a written notice of intention to exercise the right to purchase so much of the Dissociated Member’s Membership Units not otherwise purchased by the Company as the Dissociation Event Purchasing Member may desire to purchase. If the Dissociation Event Purchasing Member and/or Company do not exercise the Dissociation Option, or do not exercise the Dissociation Option as to all of the Dissociated Member’s Units, then the Dissociated Member, or successor-in-interest, shall remain a Member as to all of the Units held by the Dissociated Member on the date that the Triggering Event occurred, subject to the terms and conditions of this Agreement.

(c) The purchase price of the Dissociated Member’s Membership Units shall be for an agreed upon amount, or if no amount can be agreed upon, the amount that would be distributed to such Member if all of the assets of the Company were sold for their fair market value, as determined by an independent qualified appraiser appointed by the Company (or, by the Dissociation Event Purchasing Member, if applicable), and the Dissociated Member (or its representative, as applicable), and the resulting proceeds were used to repay the liabilities of the Company and liquidate the Company in accordance with Article 12. If the parties cannot agree on an appraiser, the Company (or, the Dissociation Event Purchasing Member, as applicable), and the Dissociated Member shall each choose an independent qualified appraiser and the two (2) appraisers shall choose a third independent qualified appraiser who has at least five (5) years’ experience in business valuations and appraisals. The third appraiser shall thereupon determine the fair market value of the Company’s assets. The Dissociated Member shall thereupon be entitled to an amount equal to the purchase price for its Membership Units, to be paid with a down payment of at least [***] percent ([***]%), with the remaining balance payable pursuant to the terms of a promissory note (the “Note”) to be executed by the Company and/or the Dissociation Event Purchasing Member, as applicable. The Note shall provide for monthly payments amortized and due in equal installments over a period of not more than sixty (60) months and interest shall accrue on the declining principal balance at a rate of at least [***]percent ([***]%) per annum, unless otherwise determined by the parties. The Note shall be dated as of the date the down payment is required to be made under this Agreement. The Note shall provide that the maker may prepay all or any portion of the unpaid principal balance and accrued interest at any time, without penalty. The Dissociated Member’s Units in the Company shall be pledged as security for the Note. The value of the Member’s Membership Units shall include the amount of any distributions to which the Member is entitled under this Operating Agreement through the date of the sale of the Member’s Membership Units to the Purchasing Member and/or the Company, based upon the Member’s right to share in distributions from the Company (to the extent that such distributions have not been paid) reduced by any damages sustained by the Company as a result of the occurrence of the Triggering Event, as determined by the Manager in its reasonable discretion. Closing of the purchase of the Dissociated Member’s Membership Units shall occur on or before the date that is thirty (30) days after the determination of the purchase price for its Membership Units. The Dissociated Member and the Purchasing Member and/or the Company shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Membership Unit pursuant to the terms of this Section 10.5.

10.6 Other Note Provisions. The Note shall include the provision that the entire unpaid principal balance, and all accrued interest, shall become immediately due and payable upon the happening of any of the following conditions:

(a) Upon Bankruptcy of the maker of the Note;
(b) Upon default in payment of any of the terms by the maker of amounts required to be paid in the Note;
(c) In the event the maker is a Member, upon the sale of all, or substantially all, of the Member’s Membership Units;
(d) If the maker is the Company, upon the sale of the Company of all or substantially all of the assets of the Company; or

(e) A Reorganization in which the Company is a party and in which the Members before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting ownership interests of the Company after such transaction.

10.7 CNTY Member Call Right. Notwithstanding any provision of this Article 10 to the contrary, the CNTY Member will have the right (“Call Right”) to purchase all of the Marnell Member’s Membership Units in the Company upon thirty (30) days written notice to the Marnell Member as more particularly described in this Section 10.7.

(a) The purchase price payable by the CNTY Member for the Marnell Member’s Membership Units pursuant to the exercise of the Call Right shall be the Preferred Capital Amount (“Call Right Purchase Price”).

(b) The closing of the purchase of the Marnell Member’s Membership Units under this Section 10.7 shall take place on or before the date that is thirty (30) days following notice of CNTY’s exercise of the Call Right.

(c) At such closing, the Marnell Member shall deliver to the CNTY Member a duly executed assignment of all of its Membership Units and the CNTY Member shall deliver to the Marnell Member the entire Call Right Purchase Price in cash.

(d) In connection with the Call Right sale, the Marnell Member shall not be required to make any representations or warranties except for the following: valid execution and delivery of the assignment, its authority to sell its Units, that it owns the Units free and clear of any liens, and that neither its execution and delivery of documents to be entered into in connection with such transaction, nor the performance of its obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency. Furthermore, it shall be a condition to the exercise of the Call Right that the CNTY Member shall cause the Marnell Member and its applicable Affiliates to be removed from any personal guarantee or similar obligation with respect to any Company indebtedness, agreement or obligation at or prior to the closing of the Call Right transaction.

10.8	Sale Provision.

(a) Provided the CNTY Call Right has not been exercised prior to such date and that the Marnell Member still owns Membership Units in the Company, beginning on the earlier of (i) the date that is five (5) years following the Effective Date or (ii) a Permitted Financing Transfer of the type described in clause (ii) or (iii) of the definition of such term, each Member shall have the right, upon written notice to the Manager and the other Member (the “Sale Notice”), to cause (and/or direct the Manager to cause) the Company and the Members to take the actions contemplated in this Section 10.8. Promptly following delivery of the Sale Notice, the Company shall engage a representative reasonably satisfactory to the Members (the “Selling Agent”) to advise the Members on the fair market value of the Company and potential purchasers of the Company or the Membership Units. The Members, acting in good faith, shall seek to agree on a minimum cash sale price for the Company or the Membership Units (the “Minimum Price”). For a period of eighteen (18) months from date on which the Sale Notice is delivered (the “Sale Period”), the Selling Agent shall seek to sell the Company or the Membership Units for not less than the Minimum Price. Such sale may be in the form of a sale of the Company, whether by merger, consolidation, sale of all or substantially all of the assets of the Company or of the Membership Interests of the Company, in one transaction or a series of transactions, which has been Approved by the Members in connection with their agreement on a Minimum Price or thereafter as requested by a prospective purchaser; provided that the Members shall seek to maintain the most favorable tax consequences for the Members in connection with structuring the sale transaction. In connection with a sale transaction, the Members agree as follows:

(i) The sale will be completed pursuant to one or more definitive purchase agreements in a form customary for transactions of the applicable type, which agreements may include, among other matters, customary representations and warranties, covenants and termination rights, closing conditions and indemnification provisions.

(ii) If the sale is structured as a sale of assets or a Reorganization, the Members shall take all actions in their capacity as Members reasonably necessary or appropriate in order to cause the Company to take all action necessary or appropriate to give effect to such transaction and all Members shall approve such transaction in their capacity as Members.

(iii) If the sale is structured as a sale of the Membership Interests, the Members shall take all actions reasonably necessary or appropriate in order to cause the sale of all of the Membership Interests in the Company, including, without limitation, any necessary assignment(s) of such Member’s Units sufficient to convey to such buyer good, valid and marketable title to the Units free and clear of any liens.

(b) In furtherance of the foregoing, in connection with any sale transaction conducted under this Section 10.8, each Member (i) will raise no objections against the sale transaction or the process pursuant to which it was arranged, (ii) will and hereby does waive any appraisal or dissenters rights under applicable law and other similar rights, and (iii) will execute all documents containing such terms and conditions as those executed by other Members; provided, that such Members shall not be required to make any representations or warranties except for the following: valid execution and delivery of documents, their authority to sell their respective Units and as to their ownership of their respective Membership Units free and clear of any liens and that neither their execution and delivery of documents to be entered into in connection with such transaction, nor the performance of their obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency). Furthermore, each Member and its applicable Affiliates shall be removed from any personal guarantee or similar obligation with respect to any Company indebtedness, agreement or obligation at or prior to the closing of the sale transaction.

(c) Notwithstanding any provision of this Agreement to the contrary, at the closing of a sale pursuant to this Section 10.8, in the event that the aggregate proceeds to the Members of a sale under this Section 10.8 are greater than the Preferred Capital Amount computed as of the date of such closing, the Marnell Member shall be entitled to receive an amount equal to the Preferred Capital Amount computed as of the date of such closing and the CNTY Member shall be entitled to receive the balance of the sales proceeds. In the event that the aggregate proceeds to the Members of a sale under this Section 10.8 are less than or equal to the Call Right Purchase Price computed as of the date of such closing, the Marnell Member shall be entitled to receive all of the proceeds payable to the Members as result of such transaction.

10.9 Marnell Member Put Right. If no definitive agreement for a sale transaction under Section 10.8 is executed by the end of the Sale Period, the Marnell Member shall have the sole right (“Marnell Put Right”), to cause the CNTY Member to purchase all of the Marnell Member’s Membership Units in the Company upon thirty (30) days written notice to the CNTY Member as more particularly described in this Section 10.7.

(a) The purchase price payable by the CNTY Member for the Marnell Member’s Membership Units pursuant to the exercise of the Marnell Put Right shall be the Preferred Capital Amount (“Put Right Purchase Price”).

(b) The closing of the purchase of the Marnell Member’s Membership Units under this Section 10.9 shall take place on or before the date that is thirty (30) days following notice of the Marnell Member’s exercise of the Marnell Put Right.

(c) At such closing, the Marnell Member shall deliver to the CNTY Member a duly executed assignment of all of its Membership Units and the CNTY Member shall deliver to the Marnell Member the entire Put Right Purchase Price in cash.

(d) In connection with the Marnell Put Right sale, the Marnell Member shall not be required to make any representations or warranties except for the following: valid execution and delivery of the assignment, its authority to sell its Membership Units, that it owns the Membership Units free and clear of any liens, and that neither its execution and delivery of documents to be entered into in connection with such transaction, nor the performance of its obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency. Furthermore, the CNTY Member shall cause the Marnell Member and its applicable Affiliates to be removed from any personal guarantee or similar obligation with respect to any Company indebtedness, agreement or obligation at or prior to the closing of the Marnell Put Right transaction.

10.10 Purchase of CNTY Member’s Units upon MIPA Termination. The Marnell Member and the CNTY Member are parties to the MIPA, pursuant to which the CNTY Member has acquired its interest in the Company and has agreed to purchase all of the Membership Interests in Nugget (“Nugget Purchase”). Pursuant to Article 9 of the MIPA, upon the occurrence of certain events set forth therein, the parties’ obligations to complete the Nugget Purchase may terminate and in such event, within one (1) year following such termination, the Marnell Member shall purchase (or cause the purchase of) the CNTY Member’s Units for the purchase price of

$95,000,000 and, as a condition to the receipt of such amount, the CNTY Member shall deliver to the Marnell Member or its designee good and valid title to all of the CNTY Member’s right, title and interest in and to the CNTY Member’s Units, free and clear of all Encumbrances (other than those restrictions imposed by the Organizational Documents of the Company or applicable securities Laws) pursuant to a conveyance instrument substantially similar to the Assignment and Assumption Agreement. Notwithstanding the foregoing, if the MIPA is terminated by the Marnell Member pursuant to Section 9.01(c) of the MIPA or is terminated by the CNTY Member but as of the date of such termination the CNTY Member or Guarantor, as applicable, was in material uncured breach of any representation, warranty, covenant, obligation or agreement set forth in the MIPA, which breach would give rise to the failure of a condition under Article VII of the MIPA, then the Marnell Member shall have the right, but not the obligation, upon written notice to the CNTY Member, to purchase (or cause the purchase of) the CNTY Member’s Units on the terms set forth Section 9.01(b) of the MIPA within one (1) year following such termination. Capitalized terms in this Section 10.10 which are not otherwise defined herein shall have the meanings set forth in the MIPA.

ARTICLE 11.

ISSUANCE OF MEMBERSHIP INTERESTS

11.1 Issuance of Additional Membership Units to New Members. Subject to Member Approval and to the other terms and conditions of this Agreement, any Person acceptable to the Manager may become a Member in the Company by the issuance by the Company of Membership Units in such amounts and designation(s) and for such consideration as the Manager shall determine.

11.2 Issuance of Additional Membership Interests to Existing Members. Subject to Member Approval and to the other terms and conditions of this Agreement, the Company may issue additional Membership Units to one or more existing Members in such amounts and designation(s) and for such consideration as the Manager shall determine.

Each Person acquiring Membership Units in the Company after the Effective Date (other than any existing Member), regardless of the section of this Agreement under which such acquisition takes place, by their execution of or other agreement to be bound by this Agreement, hereby or thereby makes to the Company the representations set forth on Exhibit C of this Agreement in connection with such Person’s acquisition of such Membership Units.

11.3 Part Year Allocations With Respect to New Members. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. At the time a Member is admitted and in accordance with the provisions of Section 706(d) of the Code and the Regulations thereunder, the Manager may, at its option, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s Fiscal Year in which a Person became a Member.

ARTICLE 12.

DISSOLUTION AND TERMINATION

12.1	Dissolution.
(a) The Company shall be dissolved only upon the occurrence of any of the following events:
(i)	Approval of such dissolution by the Members;
(ii)	the sale or disposition of all or substantially all of the Company assets in an Approved Sale, and the distribution of the proceeds thereof to the Members;
(iii)	any event which makes it unlawful for the Company’s business to be continued; or
(iv)	the entry of a decree of judicial dissolution.

Notwithstanding anything to the contrary in the Act, the Company shall not be dissolved upon the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member.

(b) As soon as possible following the occurrence of any of the events specified in Section 12.1(a) effecting the dissolution of the Company, the Manager shall execute all documents required by the Act at the time of dissolution and file or record such statements with the appropriate officials.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until winding up and Distribution is completed.

12.3	Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Manager of the accounts of the Company and of the Company’s assets, liabilities, and results of operations from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(i) Sell or otherwise liquidate all of the Company Property as promptly as practicable (except to the extent that the Manager may determine to Distribute in kind any assets to the Members pursuant to Section 12.3(b)(iv));

(ii) Allocate any Profit or Loss resulting from such sales to the Members’ Capital Accounts in accordance with Article 9 hereof;

(iii) Discharge all liabilities of the Company, including liabilities to Members who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for Distributions and the return of Capital Contributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company); and

(iv) Distribute the remaining assets to the Members and Assignees, either in cash or in kind, as determined by the Manager, with any Company Property Distributed in kind being valued for this purpose at their fair market value, as follows:

(A) to the Marnell Member, on a priority basis, an amount equal to the Preferred Capital Amount computed as of the date of such Distribution; and
(B) to the CNTY Member, the balance.

Any liquidating Distributions to the Members and Assignees shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations. If any Company Property is to be Distributed in kind, the net fair market value of such Company Property as of the date of dissolution shall be determined by agreement of the Members, or, if the Members do not agree, by an appraiser selected by the Manager. Such Company Property shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Section 8.3 of this Agreement to reflect such deemed sale.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution so as to restore its Capital Account to zero, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company, to the other Members, or to any other Person for any purpose whatsoever.

(d) The Manager shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final Distribution of its assets.

12.4 Filing or Recording Statements. Upon the conclusion of winding up, the appropriate representative of the Company shall execute all documents required by the Act at the time of completion of winding up and file or record such documents with the appropriate officials.

12.5 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution or any other Distributions. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Members shall have no recourse against any other Member or the Manager.

ARTICLE 13.

BOOKS AND RECORDS

13.1	Accounting Period. The Company’s accounting period shall be the Fiscal Year.

13.2 Accounting Principles. For financial reporting purposes, the Company shall use generally accepted accounting principles applied on a consistent basis as determined by the Manager, unless the Company is required to use a different method of accounting for federal income tax purposes, in which case that method of accounting shall be the Company’s method of accounting.

13.3 Books of Account and Records. At the expense of the Company, proper and complete records, books of account and other relevant Company documents shall be maintained and preserved, during the term of the Company, and for seven (7) years thereafter, by the Manager, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company and required by applicable law.

13.4 Inspection. Any Member may obtain, inspect and copy records of the Company in accordance with Section 86.241 of the Act. Any request for information must be made in writing and state the purpose of the request, which purpose must be reasonably related to the interest of the Member or group of Members as a Member or Members of the Company. The requested information shall be made available by the Company at the principal place of business of the Company or such other place as agreed to by the requesting Member not later than thirty (30) days after the Manager’s receipt of the request. If an attorney or other agent of a Member or group of Members seeks to exercise any right arising under this Section 13.4 on behalf of such Member(s), the request must be accompanied by a power of attorney signed by the Member(s) authorizing the attorney or other agent to exercise such rights on behalf of the Member(s). The rights authorized by this Section 13.4 may be denied to a Member or group of Members, as the case may be, or to such Person’s attorney or other agent, upon the refusal of the Member(s) to furnish to the Company an affidavit called for under Section 86.243(1) of the Act, as may be in effect from time to time.

13.5 Confidentiality. Each Member agrees that such Member will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its Membership Interest in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or otherwise, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this section by such Member), (b) is or has been independently developed or conceived by the Member without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Member by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Member may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring or administration of such Member’s Membership Interest in the Company; (ii) to any prospective purchaser of any Membership Units from such Member, if such prospective purchaser agrees in writing (either with the Company or explicitly acknowledging that the Company is an intended beneficiary of such agreement and entitled to enforce the same) to be bound by the provisions of this section; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Member in the ordinary course of business, provided that such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any governmental authority, or (v) with respect to the CNTY Member, in any periodic report filed by the CNTY Member or its Affiliates with the U.S. Securities and Exchange Commission after the Effective Date (provided, that the CNTY Member, to the extent permitted by law, will consult with the Manager on those parts of such periodic reports that relate to this Agreement to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Members or their Affiliates related to the MIPA or this Agreement prior to the date such periodic reports are filed and will, in good faith, take into account the Manager’s reasonable comments thereto).

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by facsimile or electronic mail transmission, delivered by messenger, overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the Member’s address, as set forth on Exhibit A, as amended, or the Company’s address as determined pursuant to Section 2.3. Such notice shall be effective, (a) if delivered by messenger or by overnight courier, upon actual receipt (or if the date of actual receipt is not a business day, upon the next business day); (b) if sent by facsimile or electronic mail transmission, upon electronic confirmation of successful transmission (or if the time of such electronic confirmation of successful transmission is later than 5:00 p.m. Pacific time on a business day (or reflects delivery on a non-business day), upon the next business day); or (c) if mailed, upon the earlier of (i) three

(3) business days after deposit in the mail; or (ii) the delivery as shown by return receipt therefor. Any Member or the Company may change its address by giving notice in writing to the Company and the other Members of its new address.

14.2 Application of Nevada Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed entirely within such state other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the state of Nevada.

14.3 Waiver of Action for Partition. During the term of the Company, each Member irrevocably waives any right that it may have to maintain any action for partition with respect to the Company Property.

14.4 Amendments. This Agreement may be amended only with the Approval of a Majority Interest of the Members. Notwithstanding the foregoing, the Manager may amend this Agreement, as the Manager in its discretion deems necessary or appropriate to facilitate the issuance of additional Membership Units effected in accordance with Article 11.

14.5 Execution of Additional Instruments. Each Member shall execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary or reasonably desirable, by the Manager, to comply with any laws, rules, or regulations.

14.6 Construction. Unless a clear contrary intention appears, as used herein (a) the singular includes the plural and vice versa, (b) the masculine gender includes the feminine and neuter genders and vice versa, (c) reference to any document (including this Agreement) and to any law, rule or regulation means such document, law, rule or regulation as amended from time to time (including, as to any law, rule, or regulation, any corresponding provisions of any subsequent law, rule or regulation), (d) “include” or “including” means including without limiting the generality of any description preceding such term, (e) the term “or” is not exclusive, (f) references to this Agreement or sections or paragraphs of this Agreement refer to this entire Agreement including the Exhibits, which is incorporated herein, as each may be amended from time to time,

(g) the headings of provisions contained in this Agreement are solely for convenience of reference and do not control the meaning or interpretation of any provision of this Agreement, and (h) any reference to a monetary amount is a reference to lawful money of the United States. Any reference herein to a “day” or number of “days” (without the explicit qualification of “business”) will be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular day, and such calendar day is not a business day, then such action or notice may be taken or given on the next succeeding business day.

14.7 Effect of Inconsistencies with the Act. It is the express intention of the Members and the Company that this Agreement shall be the sole source of agreement among them with respect to the subject matter contained herein, except to the extent that other agreements are expressly referenced in this Agreement, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

14.8 Waivers. The failure of any Member or the Company to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member or the Company shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

14.10 Attorneys’ Fees. Should the Company or any Member reasonably retain counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such Person’s rights or obligations under this Agreement, or for any other judicial remedy, then, if the matter is settled by judicial determination or arbitration, the prevailing party (whether at trial, on appeal, or arbitration) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including reasonable attorneys’ fees and costs for services rendered to the prevailing party or parties. If both parties are entitled to judgments or arbitration awards, the party with the larger judgment or arbitration award shall be deemed the prevailing party for purposes of the immediately preceding sentence.

14.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Act or common law, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or common law.

14.12 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

14.13 No Third-party Beneficiaries; Creditors. Except as specifically provided otherwise herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

14.14 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g.,  www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of the Manager, each Member agrees to execute an original of this Agreement as well as any facsimile or other reproduction hereof.

14.15 Entire Agreement. This Agreement contains the entire agreement of the Company and the Members relating to the rights granted and obligations assumed under this Agreement. Any oral representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Member to be charged.

14.16 Power of Attorney. Each Member hereby irrevocably makes, constitutes, and appoints each Manager, with full power of substitution, so long as the Manager is acting in such a capacity (and any successor Manager thereof so long as such successor is acting in such capacity), its true and lawful attorney, in such Member’s name, place, and stead (it being expressly understood and intended that the grant of such power of attorney is coupled with an interest) to make, execute, sign, acknowledge, swear, and file with respect to the Company:

(a) All bills of sale, assignment forms or other appropriate transfer documents necessary to effectuate Transfers of a Member’s Membership Units effected in accordance with Article 10;

(b) All instruments, documents, and certificates which may from time to time be required by the laws of Nevada or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid existence of the Company; and

(c) All instruments, documents, and certificates which the Manager deems necessary or desirable in connection with a Reorganization or the dissolution and termination of the Company, either of which has been authorized in accordance with the terms of this Agreement.

This power of attorney shall not be affected by and shall survive the Bankruptcy, insolvency, death, incompetency, or dissolution of a Member and shall survive the delivery of any assignment by the Member of the whole or any portion of its Membership Units. Each Member hereby releases the Manager from any liability or claim in connection with the exercise of the authority granted pursuant to this power of attorney, and in connection with any other action taken by such Manager pursuant to which such Manager purports to act as the attorney-in-fact for one or more Members, if the Manager believed in good faith that such action taken was consistent with the authority granted to it pursuant to this Section 14.16.

14.17 Dispute Resolution. If a Member dispute arises out of or relates to this Agreement, or the breach thereof, including in connection with any required Approval, and if said dispute cannot be settled through direct discussions within thirty (30) days after a Member notifies the other Member(s) it has a dispute (or such longer period as the disputing Members may agree upon), the Member(s) agree to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules, before resorting to arbitration. If all disputes have not been resolved within thirty (30) days after the start of such mediation, any Member may elect to settle any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, by arbitration in front of a single arbitrator administered by the AAA in accordance with its Commercial Arbitration Rules (except as otherwise provided herein) by written notice to the other Member(s).

[SIGNATURE PAGE FOLLOWING]

THE UNDERSIGNED, being all of the Members of the Company, hereby evidence their approval, adoption and ratification of the foregoing Operating Agreement, which shall be effective as of the date first written above. Each Member further understands that its execution hereof shall constitute its acknowledgement and agreement with the arbitration provisions of Section 14.17 hereof.

MARNELL GAMING, LLC
By:	/s/ Anthony A. Marnell III
Name:	Anthony A. Marnell III
Title:	Chief Executive Officer

CENTURY NEVADA ACQUISITION, INC.
By:	/s/ Margaret Stapleton
Name:	Margaret Stapleton
Title:	Chief Financial Officer

[SMOOTH BOURBON, LLC Operating Agreement Signature Page]

ADDENDUM I

DEFINITIONS

Act. The Nevada Limited Liability Company Act at Nevada Revised Statutes Chapter 86,  as amended.

Adjusted Capital Contributions. The sum of all Capital Contributions made by a Member, less any Distributions made by the Company to such Member.

Adjustment Year. Any “adjustment year” of the Company as defined in Section 6225 of the Code, as amended by the RPAP.

Affiliate. In the case of an individual, the spouse, estate, heirs, devisees, lineal descendants or the spouse of a lineal descendant of that individual, or a trust or other Entity formed by the individual for the benefit of the individual or his spouse or lineal descendants or the spouse of a lineal descendant of that individual and in which day-to-day voting control is directly or indirectly held by the individual, and in the case of a Person other than an individual, (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any Person owning or controlling Ten percent (10%) or more of the outstanding equity interests of such Person, (c) any officer, director, manager, or general partner of such Person, or (d) any Person who is an officer, director, manager, general partner, trustee, or holder of Ten percent (10%) or more of the equity interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “control,” “controls,” “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No Member or Manager shall be deemed to be an Affiliate of another Member or Manager due solely to such Person’s status as a Member or Manager of the Company. For purposes of this definition, “lineal descendants” includes adopted children.

Agreement. This Operating Agreement as originally executed and as amended from time to time.

Alternative Payment Procedures. The procedures described in Section 6226 of the Code, as amended by the RPAP.

Amended Return Procedures. The procedures described in Section 6225(c)(2) of the Code, as amended by the RPAP.

Annual Budget. A budget for operating expenses (as defined under generally accepted accounting principles), and capital expenditures for the Company for each calendar year (or part thereof).

Approve or Approval. With respect to Members, such Members’ approval expressed by the Members holding the requisite Membership Interests at a meeting of the Members or expressed by written consent by Members holding the requisite Membership Interests as provided for in Article 7 of this Agreement.

I- 1

Approved Sale. The sale of the Company, whether by merger, consolidation, sale of all or substantially all of the assets of the Company or of all or substantially all of the Membership Interests of the Company, in one transaction or a series of transactions, which has been approved by (i) the Manager of the Company, and (ii) Members holding a Majority Interest.

Assignee. A transferee of a Membership Unit who has not been admitted as a Member pursuant to Section 10.3. An Assignee shall have no voting rights in the Company with respect to its Membership Unit, including, without limitation, any and all rights to participate in the management of the business and affairs of the Company and to vote on any matters as to which a Member is entitled to vote. The Assignee is only entitled to a Capital Account, to receive the Distributions and return of capital, and to be allocated the Profits and Losses attributable to the assigned Membership Unit or portion thereof.

Articles of Organization. The articles of organization of the Company as filed with the Secretary of State as the same may be amended from time to time.

Bankruptcy. With respect to a Person, the occurrence of any of the following events: (a) such Person makes an assignment for the benefit of creditors; (b) such Person files a voluntary petition in bankruptcy; (c) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (d) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (f) such Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (g) one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

Capital Account. As of any given date, the capital account of each Member as described in Section 8.3 and maintained to such date in accordance with this Agreement.

Capital Contribution. Any contribution to the capital of the Company in cash or property by a Member whenever made.

CNTY Member. Century Nevada Acquisition, Inc. and any other Person (other than the Company or the Marnell Member) that receives Century Nevada Acquisition, Inc.’s Membership Units in a Permitted Transfer (which, for purposes of this definition, shall be deemed not to include, prior to the foreclosure, transaction in lieu of foreclosure or other actual transfer of the Membership Units to the lender, financial institution or designee thereof, any deemed Transfer under clause (i) of the definition of Permitted Financing Transfer).

Code. The Internal Revenue Code of 1986, as amended from time to time.

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Company. SMOOTH BOURBON, LLC, a Nevada limited-liability company.

Company Minimum Gain. “Partnership minimum gain,” as defined in Section 1.107- 2(b)(2) of the Regulations and as determined in accordance with Section 1.704-2(d) of the Regulations.

Company Property. All assets (real or personal, tangible or intangible, including cash) of the Company.

Deficit Capital Account. With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account the amount, if any, which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in Company Minimum Gain and in any Member Minimum Gain; and

(b) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Regulations, and shall be interpreted consistently with those provisions.

Distributable Cash. All cash, whether revenues or other funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Company’s business; and

(c)	Reserves. Any funds released from a Reserve shall be considered a cash receipt by the Company for purposes of this definition.

Distribution or Distribute. Any transfer of Distributable Cash from the Company to or for the benefit of a Member or an Assignee by reason of such Member’s Membership Units or such Assignee’s interest in the Company.

Entity. Any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization or other juridical Person.

FHWA. The United States Federal Highway Administration.

Fiscal Year. The taxable year of the Company as determined under the Code.

Gross Asset Value. With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

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(a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset on the date of contribution, as determined by the contributing Member and the Manager, provided that the initial Gross Asset Values of the assets contributed (or deemed contributed) to the Company pursuant to Section 8.1 hereof be as set forth in Exhibit A, and provided further that, if the contributing Member is a Manager, the determination of the fair market value of any other contributed asset will require the Approval of the other Members holding a Majority Interest (determined without regard to the voting interest of such contributing Member);

(b) The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as determined by the Manager as of the following times: (i) the acquisition of an interest by any new Member or an additional interest by an existing Member in exchange for more than a de minimis contribution of property (including money); (ii) the Distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Ownership Interest; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and (iv) the grant of an Ownership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i) and (ii) above will be made only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset Distributed to any Member will be adjusted to equal the gross fair market value of such asset on the date of Distribution as determined by the distributee and the Manager, provided that, if the distributee is a Manager, the determination of the fair market value of the Distributed asset will require the Approval of the other Members holding a Majority Interest (determined without regard to the voting interest of the distributee Member); and

(d) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 9.3 and subparagraph (g) under the definition of Profits and Losses; provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) of this definition to the extent that the Manager determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition, then such Gross Asset Value will thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Imputed Underpayment. The “imputed underpayment” within the meaning of the RPAP.

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Hypothecate or Hypothecation. A lien, pledge, hypothecation, mortgage, grant of a security interest, or effecting an encumbrance as security for repayment of a liability.

Losses. For each Fiscal Year of the Company an amount equal to the Company’s net taxable loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code.

Majority or Majority Interest. One or more of the Membership Interests of the Members which taken together exceed fifty percent (50%) of the outstanding Units. With respect to the Managers, if there is more than one Manager, Majority shall mean more than fifty (50%) of the Managers in office at the time.

Marnell Member. Marnell Gaming, LLC, a Nevada limited liability company.

Member. Each of the parties who executes a counterpart of this Agreement as an initial Member and each Person who may hereafter become a Member or Substitute Member pursuant to the terms and conditions of this Agreement.

Member Minimum Gain. “Partner nonrecourse debt minimum gain,” as defined in Section 1.704-2(i)(2) of the Regulations and as determined under Section 1.704-2(i)(3) of the Regulations.

Member Nonrecourse Debt. Partner nonrecourse debt as defined under Section 1.704- 2(b)(4) of the Regulations.

Membership Interest. A Member’s entire interest in the Company as determined by Membership Units held by such Member, and affording such other rights and privileges that a Member may enjoy by being a Member under this Agreement.

Membership Unit. Unit of measure by which a Member’s entitlement to participate in the Profits, Losses, Distributions, and other economic rights in the Company is measured and by which a Member’s right to vote is measured, as set forth herein. Any Transfer of a Membership Unit shall constitute a transfer of the Membership Interest associated therewith. Membership Units will be set forth on Exhibit “A,” attached hereto, as updated from time to time in connection with the issuance of additional Membership Units.

NDOT. The State of Nevada Department of Transportation.

NDOT Lease. That certain [***].

NDOT Lease Area. The ground surface and airspace leased to Nugget pursuant to the NDOT Lease.

Nugget. Nugget Sparks, LLC, a Nevada limited liability company, dba Nugget Casino

Resort.

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Nugget Relocated Assets. The real property interests and other assets of the Company that are within the NDOT Lease Area, are impacted by the proposed reconstruction and expansion of Interstate 80 by NDOT, and that are within the scope of the Right of Way Process.

Nugget Replacement Assets. The real property interests and other assets of the Company that are to be designed and constructed in replacement of or modification to the Nugget Relocated Assets.

Partnership Representative. The “partnership representative” and, as applicable, the “designated individual”.

Permitted Financing Transfer. (i) Any grant of a lien, pledge, hypothecation, mortgage, security interest or other Hypothecation by the CNTY Member of its Membership Interest to secure indebtedness incurred by the CNTY Member or an Affiliate of the CNTY Member, (ii) any foreclosure, transaction in lieu of foreclosure or other exercise of remedies pursuant to which any lender, financial institution or designee thereof acquires or otherwise obtains such Membership Interest and (iii) the first transfer of such Membership Interest by any such lender, financial institution or designee thereof (it being understood that any subsequent transfer of such Membership Interest by the transferee of such first transfer shall not constitute a Permitted Financing Transfer).

Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Preferred Capital Amount. One Hundred Five Million and No/100ths Dollars ($105,000,000) plus an interest factor computed from the Effective Date hereof at the rate of two percent (2%) per annum, compounded annually, less any amounts owed to the Company in respect of the Marnell Member’s Membership Units.

Profits. For each Fiscal Year of the Company an amount equal to the Company’s net taxable income for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code.

Regulations. The proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Regulatory Allocations. The allocations made pursuant to Sections 9.2(a), 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), and 9.3.

Reorganization. The merger, consolidation or conversion of the Company, the sale or other disposition of all or substantially all of the assets of the Company, the sale or other disposition of all or substantially all of the Membership Units, or any other transaction pursuant to which one or more Persons acquire all or substantially all of the assets of, or Membership Units in, the Company in a single or series of related transactions, including a merger or conversion of the Company into a corporation or other Entity, whether or not such corporation or other Entity has the same owners as the Company and whether or not additional capital is contributed to such corporation or other Entity.

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Reserves. With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager, acting in good faith, for any Company purpose, including, but not limited to, working capital and for payment of taxes, insurance, debt service, and any other costs or expenses incident to the ownership or operation of the Company’s business.

Reviewed Year. Any “reviewed year” of the Company as defined in Section 6225 of the Code, as amended by the RPAP.

Right of Way Process. With respect to Nugget and the Nugget Relocated Assets, the process by which NDOT and the FHWA administer relocation, acquisition and management of real property interests pursuant to applicable statutes, regulations and policies, including but not limited to, Chapter 342 of the Nevada Revised Statutes, the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended (42 U.S.C. 4601 et seq), the regulations set forth in 23 CFR part 710 and the regulations set forth in 49 CFR part 24.

ROW Parties. NDOT, FHWA, Nugget and such other Persons as may become involved with the Company in connection with the Right of Way Process and/or the design, scope, location, cost and construction of the Nugget Replacement Assets.

RPAP. Sections 6221 through 6241 of the Code, as originally enacted in P.L. 114-74, and as may be amended, and including any Regulations or other administrative guidance promulgated thereunder.

Securities Laws. Any Federal securities acts and laws as well as the securities acts and laws of any state, including the Securities Act of 1933, as amended.

Substitute Member. A transferee of Membership Units who has been admitted to all of the rights of a Member as to such Membership Units pursuant to Article 10.

Transfer. A voluntary sale, transfer, encumbrance, assignment, exchange, Hypothecation, gift, devise, bequest, or other disposition, whether or not for consideration.

Transferring Member. A Member who voluntarily sells, transfers, encumbers, assigns, exchanges, Hypothecates, or otherwise disposes of all or any part of the Member’s Interest in the Company to any third Person or entity.

Unit. A Membership Unit.